Exhibit 99.1

October 26, 2021

Franklin Financial Reports 2021 Q3 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $5.9 million ($1.31 per diluted share) for the third quarter ended September 30, 2021, compared to $3.5 million ($0.79 per diluted share) for the third quarter ended September 30, 2020, and $5.3 million ($1.19 per diluted share) for the second quarter of 2021. Year-to-date 2021 net income was $16.0 million ($3.60 per diluted share) compared to $8.2 million ($1.89 per diluted share) for the same nine-month period in 2020. Net income for both the third quarter of 2021 and the year-to-date period of 2021 was boosted by a gain of $1.8 million on the sale of the Bank’s headquarters building, as previously reported.

A summary of operating results for the third quarter of 2021 and year-to-date 2021 are as follows:

•

Net interest income was $11.6 million, inclusive of $1.2 million of interest and fees from Paycheck Protection Program (PPP) loans, for the third quarter of 2021 compared to $10.8 million (including $865 thousand of interest and fees from the PPP program) for the second quarter of 2021 and $10.4 million for the third quarter of 2020. Year-to-date, net interest income was $33.3 million (including $2.8 million of PPP interest and fees) compared to $31.0 million for the same period in 2020. The net interest margin decreased to 2.89% for the third quarter of 2021 from 3.02% for the same quarter of the prior year. On a year-to-date comparison basis, the net interest margin was 2.91% for 2021 compared to 3.25% in 2020.  The yield on earning assets decreased in both the third quarter 2021 versus 2020 third quarter comparison (down 0.20%) and the year-over-year comparison (down 0.48%) as all asset classes had lower yields as market rates remained low during the year. The year-to-date cost of interest-bearing deposits decreased from 0.39% in 2020 to 0.16% in 2021 while the cost of total deposits decreased from 0.32% in 2020 to 0.13% in 2021 as the Bank reduced deposit rates to offset lower asset yields.

•

Earning assets for the third quarter of 2021 averaged $1.6 billion compared to $1.4 billion for the same period in 2020, and 2021 year-to-date average earning assets were 20.62% greater than 2020. The 2021 average balance of the investment portfolio increased $214.1 million over the same year-to-date comparative period, primarily in the municipal bond portfolio. The average balance of the loan portfolio increased from $983.2 million for the first nine months of 2020 to $1.0 billion in 2021. The average balance of the commercial loan portfolio increased $12.9 million, due to the addition of PPP loans which totaled $21.7 million at September 30, 2021 and averaged $50.3 million for the year-to-date period. The average balance of deposits for the year increased $242.5 million (20.0%) over the same period in 2020 with every deposit category increasing except for time deposits.

•

The provision for loan loss expense for the third quarter of 2021 was $0 compared to a $1.1 million reversal in the second quarter of 2021, and a provision expense of $375 thousand for the third quarter of 2020. Year-to-date, the provision for loan loss expense was a reversal of $1.9 million compared to a $5.4 million provision expense for the same period in 2020. The 2020 provision expense was the result of an increase in several qualitative factors in the allowance for loan loss calculation due to the projected economic effects and impact of the COVID-19 pandemic. As of September 30, 2021, several qualitative factors were reduced throughout the year reflecting a lower risk of loss in the loan portfolio, and the twenty-quarter historical average charge-off rate used in the calculation decreased, thereby resulting in a reversal of the provision for loan loss expense. The allowance for loan loss ratio was 1.51% of gross loans as of September 30, 2021, compared to 1.66% at December 31, 2020. Excluding the PPP loans, the allowance for loan loss ratio was 1.54% at the end of the third quarter of 2021 and 1.75% at year-end 2020.

•

Noninterest income totaled $6.2 million for the third quarter of 2021 compared to $4.5 million in the second quarter of 2021 and $3.6 million for the comparable quarter of 2020. Year-to-date, noninterest income was $14.9 million compared to $10.9 million in 2020. The third quarter of 2021 and the year-to-date period were both boosted by a gain of $1.8 million on the sale of the Bank’s headquarters building, as previously reported. Other significant year-to-date variances include increases in Investment and Trust Services fees ($813 thousand), gains on the sale of mortgages ($990 thousand) and debit card income ($295 thousand). These increases were partially offset by a decrease of $665 thousand from gains on bank owned life insurance.

•

Noninterest expense for the third quarter of 2021 was $11.0 million compared to $10.0 million in the prior quarter and $9.6 million for the third quarter of 2020. Year-to-date, noninterest expense was $31.3 million in 2021 compared to $28.8 million in 2020. The following categories contributed to the year-over-year increase: salaries and benefits increased $1.5 million, FDIC insurance increased $287 thousand, data processing expense increased $346 thousand, and nonservice pension expense increased $219 thousand. Other expenses decreased $545 thousand due primarily to a $636 thousand expense reversal relating to the reversal of a previously established off-balance sheet liability reserve.

•	The effective tax rate was 13.7% and 15.1% for the third quarter and year-to-date period of 2021, respectively.

Total assets at September 30, 2021 were $1.732 billion compared $1.535 billion at December 31, 2020. Significant balance sheet changes since December 31, 2020, include:

•	Short-term interest-bearing deposits in other banks increased $38.3 million and the investment portfolio increased $148.8 million.

•

The net loan portfolio increased $9.9 million over the year-end 2020 balance. The increase occurred primarily in the residential real estate construction portfolio. Commercial loans were flat from year-end 2020 as new production was completely offset by a $30.5 million reduction in PPP loans. The Bank held $21.7 million in PPP loans at September 30, 2021 ($52.3 million at December 31, 2020) with $821 thousand of deferred PPP fees remaining to be recognized.

•	As of September 30, 2021, the Bank had no loans under a COVID modified payment schedule and all loans previously on modified payment have returned to contractual payment schedules.

•

Deposits increased $189.7 million (14.0%) over year-end 2020, with all deposit products showing an increase except time deposits. Money management accounts and interest-bearing checking products showed the largest increases over the prior year-end.

•

Shareholders’ equity increased $7.7 million from December 31, 2020, due primarily to an increase of $11.9 million in retained earnings during 2021 partially offset by a decrease of $5.4 million in accumulated other comprehensive income (AOCI) as the fair value of the investment portfolio declined during the year. At September 30, 2021, the book value of the Corporation’s common stock was $34.49 per share and tangible book value was $32.46 per share. In December 2020, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period. As of September 30, 2021, 35,718 shares have been repurchased under the plan.

“The third quarter marked a continuation of our move back to ‘normal’ as we saw strong fee income generation in residential mortgage and Investment and Trust divisions and a clearer picture of our loan quality position. Earnings in the quarter were not affected by either a large provision or reversal of loan loss expense as loan quality and the economic conditions improved. By the end of the third quarter, the majority of the PPP loans we made in 2020 have been forgiven and our lending teams are focused on developing new, profitable business for the company”, said Tim Henry, President and CEO. “The third quarter also marked the sale of our current company headquarters and the start of the renovations at our future headquarters located on Nitterhouse Drive in Chambersburg, a move that was dictated by the current and anticipated growth of the company.”

On October 15, 2021, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the fourth quarter of 2021. The regular quarterly cash dividend for the fourth quarter of 2021 will be paid on November 24, 2021, to shareholders of record at the close of business on November 5, 2021. This compares to a $0.32 per share regular cash dividend for the third quarter of 2021 and $.30 per share for the fourth quarter of 2020.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.7 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-one community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020	% Change

Interest income	$12,304	$11,543	$11,237	$35,440	$34,068	4.0%
Interest expense	710	720	854	2,178	3,100	-29.7%
Net interest income	11,594	10,823	10,383	33,262	30,968	7.4%
Provision for loan losses	-	(1,100)	375	(1,900)	5,350	-135.5%
Noninterest income	6,182	4,489	3,603	14,899	10,903	36.7%
Noninterest expense	10,986	10,111	9,649	31,265	28,821	8.5%
Income before income taxes	6,790	6,301	3,962	18,796	7,700	144.1%
Income taxes	928	1,030	500	2,833	(548)	-617.0%
Net income	$5,862	$5,271	$3,462	$15,963	$8,248	93.5%

Diluted earnings per share	$1.31	$1.19	$0.79	$3.60	$1.89	90.5%
Regular cash dividends declared	$0.32	$0.31	$0.30	$0.93	$0.90	3.3%

Balance Sheet Highlights (as of )	9/30/2021	6/30/2021	9/30/2020
Total assets	$1,732,441	$1,678,308	$1,511,213
Investment and equity securities	546,261	512,729	346,774
Loans, net	1,002,802	983,980	1,005,807
Deposits	1,544,295	1,491,208	1,336,749
Shareholders' equity	152,838	151,156	139,574

Assets Under Management (fair value)
Investment and Trust Services	907,441	912,651	775,013
Held at third party brokers	115,120	118,469	106,238

	As of and for the Three Months Ended			As of or for the Nine Months Ended
Performance Ratios	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
Return on average assets*	1.37%	1.27%	0.94%	1.29%	0.80%
Return on average equity*	15.20%	14.67%	10.14%	14.46%	8.33%
Dividend payout ratio	24.12%	26.05%	37.72%	25.72%	47.45%
Net interest margin*	2.89%	2.82%	3.02%	2.91%	3.25%
Net loans (recovered) charged-off/average loans*	-0.03%	0.00%	0.02%	-0.06%	0.02%
Nonperforming loans / gross loans	0.85%	0.88%	0.93%
Nonperforming assets / total assets	0.50%	0.53%	0.63%
Allowance for loan loss / loans	1.51%	1.51%	1.68%
Book value, per share	$34.49	$34.16	$31.93
Tangible book value (1)	$32.46	$32.12	$29.87
Market value, per share	$31.77	$31.94	$21.38
Market value/book value ratio	92.11%	93.50%	66.96%
Market value/tangible book value ratio	97.88%	99.43%	71.58%
Price/earnings multiple*	6.06	6.71	6.77	6.62	8.48
Current quarter dividend yield*	3.90%	3.88%	5.61%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)
	September 30, 2021	June 30, 2021	September 30, 2020
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$152,838	$151,156	$139,574
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	143,822	142,140	130,558

Shares outstanding (in thousands)	4,431	4,425	4,371

Tangible book value per share (non-GAAP)	32.46	32.12	29.87